Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
March 8, 2011	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN SUCCESSFULLY COMPLETES AMENDMENT OF SENIOR SECURED CREDIT FACILITIES

$650 MILLION OF TERM B LOANS EXTENDED BY THREE YEARS

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today announced that its wholly-owned subsidiary Huntsman International LLC successfully completed an amendment to its senior secured credit facilities.  Among other things, the amendment extends the maturity date of $650 million of Term B Loans by three years from April 2014 to April 2017.  The drawn pricing on the extended Term B Loans will currently be LIBOR + 2.50%.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2010 revenues of over $9 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.